EXHIBIT 99.1

Johnson Outdoors' Earnings Jump in 2013 Fiscal Third Quarter

RACINE, Wis., Aug. 2, 2013 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global outdoor recreation equipment company, reported double-digit growth in operating profit and earnings in the Company's 2013 fiscal third quarter and year-to-date period. Net sales increased slightly in the quarter ended June 28, 2013 and were 3.5 percent above the prior year-to-date revenue.

"We are reaping the benefits of efforts over the past three years to build a strong foundation for sustained profitable growth in each of our businesses. Clear strategic focus and disciplined execution are key factors in the progress achieved. Investment in innovative products and technologies will be a core driver to continued success," said Helen Johnson-Leipold, Chairman and Chief Executive Officer.

THIRD QUARTER RESULTS

Third fiscal quarter results reflect in-season replenishment orders for the Company's warm-weather outdoor recreation products. Total Company net sales of $129.8 million during the third fiscal quarter compared favorably to net sales of $128.6 million in the previous year quarter, with new products generating more than 40 percent of total Company net sales. Key factors behind the year-over-year comparison in each business unit were:

  Record third-quarter revenue in Marine Electronics driven by exceptional new product performance and growth in all brands.
  Increased sales in consumer camping more than offset declines in big tent segments in Outdoor Gear, with the Jetboil® brand acquired in November 2012 adding $3.5 million in sales during the quarter.
  Despite revenue gains in the Asia region, Diving sales declined 6 percent versus the prior year quarter primarily as a result of challenging economic conditions in Southern Europe.
  Watercraft sales compared unfavorably to the same period last year due to continued de-emphasis on low-margin product lines and lower sales in Europe, where the Company is closing its Watercraft operation at the end of the current fiscal year.

Total Company operating profit during the quarter was $16.1 million, a 13 percent increase over the prior fiscal year quarter. Operating expenses declined $1.8 million quarter-over-quarter due largely to lower restructuring charges and the benefit of a $0.5 million insurance settlement related to a flood in the Company's Binghamton, NY operation in late fiscal 2011. Third quarter net income of $13.7 million, or $1.37 per diluted share, marked a 52 percent increase over net income of $9.0 million, or $0.91 per diluted share, in the same quarter last year. Net income in the current-year third quarter reflected changes in foreign tax valuation allowances which significantly reduced the Company's effective tax rate year-over-year.

YEAR-TO-DATE RESULTS

Fiscal 2013 year-to-date net sales for the nine-month period were $349.1 million, a 3.5 percent increase over the prior year same period. Growth in Marine Electronics' and Outdoor Gear brands more than offset declines in the Company's Watercraft and Diving units.  Jetboil® added $7.8 million in sales during the year-to-date period. Successful new products across all units delivered nearly half of total Company net sales in the current nine-month period.

Total Company operating profit was $30.3 million in the current nine-month period, a 24 percent increase compared to the prior year nine-month period which benefitted from a $3.5 million favorable settlement with the Company's insurance carriers.   Net income for the nine-month fiscal period was $22.8 million, or $2.30 per diluted share, a 71 percent increase compared with the prior year nine-month net income of $13.3 million, or $1.35 per diluted share. A significant reduction in the Company's effective tax rate year-over-year has had a favorable impact on net income in the current fiscal year.

OTHER FINANCIAL INFORMATION

The Company reported debt of $17.5 million at the end of the current fiscal third quarter, versus $12.5 million at the end of the prior year quarter. Cash, net of debt, was $24.2 million as of June 28, 2013 versus $26.3 million as of June 29, 2012. Depreciation and amortization was $7.5 million year-to-date, compared to $9.2 million during the first nine months of the prior year. Capital spending totaled $10.9 million during the first nine months of fiscal 2013 compared with $8.9 million in the same period in 2012.  The Company has experienced continuing declines in interest expense for thirteen consecutive fiscal quarters for a favorable impact on net income each fiscal period.

"We continue to benefit from an on-going focus on cost savings initiatives and expense controls across every business. The increase in working capital is consistent with higher sales and the addition of Jetboil® to our portfolio this year," said  David W. Johnson, Vice President and Chief Financial Officer.

PRODUCT NEWS

The revolutionary new Humminbird® 360 Imaging bow mount sonar technology was named "Best in Show – Electronics" at the 2013 ICAST, the world's premier fishing product exposition. Also at ICAST,  the new Old Town® Predator™ fishing kayak series, designed by anglers, for anglers from concept to commercialization, was named "Best in Show – Boats."

WEBCAST

The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, August 2, 2013.   A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Gear.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Carlisle® paddles; Extrasport® personal flotation devices; Minn Kota® motors; Cannon® downriggers; Humminbird® marine electronics; LakeMaster® electronic charts; SCUBAPRO® and SUBGEAR® dive equipment; Silva® compasses; Jetboil® outdoor cooking systems; and Eureka!® camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are "forward-looking statements," intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; the Company's continued success in implementing its strategic plan, including its targeted sales growth platforms and focus on innovation; the Company's success in integrating strategic acquisitions; litigation costs related to actions of and disputes with third parties, including competitors; the Company's continued success in working capital management and cost-structure reductions; the Company's ongoing success in meeting financial covenants in its credit agreements with lenders; risk of future write-downs of goodwill or other intangible assets; ability of the Company's customers to meet payment obligations; movements in foreign currencies, interest rates and commodity costs; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		NINE MONTHS ENDED
Operating Results	June 28 2013	June 29 2012	June 28 2013	June 29 2012
Net sales	$ 129,772	$ 128,595	$ 349,146	$ 337,497
Cost of sales	75,435	74,348	206,911	201,622
Gross profit	54,337	54,247	142,235	135,875
Operating expenses	38,204	40,025	111,938	111,391
Operating profit	16,133	14,222	30,297	24,484
Interest expense, net	172	581	1,043	1,963
Other expense (income), net	451	(403)	71	(1,699)
Income before income taxes	15,510	14,044	29,183	24,220
Income tax expense	1,856	5,049	6,345	10,886
Net income	$ 13,654	$ 8,995	$ 22,838	$ 13,334
Diluted average common shares outstanding	9,549	9,394	9,511	9,373
Net income per common share - Basic and Diluted	$ 1.37	$ 0.91	$ 2.30	$ 1.35

Segment Results
Net sales:
Marine electronics	$ 73,572	$ 70,223	$ 215,001	$ 198,250
Outdoor equipment	14,822	12,222	33,358	27,949
Watercraft	19,054	22,165	39,622	46,710
Diving	22,575	24,051	61,873	64,907
Other/eliminations	(251)	(66)	(708)	(319)
Total	$ 129,772	$ 128,595	$ 349,146	$ 337,497
Operating profit (loss):
Marine electronics	$ 13,188	$ 12,165	$ 33,528	$ 26,555
Outdoor equipment	2,061	1,522	2,017	2,101
Watercraft	1,314	506	(910)	1,109
Diving	1,901	2,630	3,982	4,239
Other/eliminations	(2,331)	(2,601)	(8,320)	(9,520)
Total	$ 16,133	$ 14,222	$ 30,297	$ 24,484

Balance Sheet Information (End of Period)
Cash and cash equivalents			$ 41,678	$ 38,745
Accounts receivable, net			75,894	77,012
Inventories, net			75,210	67,018
Total current assets			203,519	196,732
Total assets			306,689	274,908
Short-term debt			8,998	3,490
Total current liabilities			76,733	73,295
Long-term debt			7,917	8,470
Shareholders' equity			194,644	173,669
CONTACT: AT JOHNSON OUTDOORS INC.
         DAVID JOHNSON
         VP & CHIEF FINANCIAL OFFICER
         262-631-6600

         CYNTHIA GEORGESON
         VP - WORLDWIDE COMMUNICATION
         262-631-6600